Exhibit 5.1
[Letterhead of Nelson Mullins Riley & Scarborough, LLP]
November 19, 2010
Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
Ladies and Gentlemen:
     We are issuing this opinion in our capacity as special counsel to Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), in connection with the Company’s registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on October 26, 2010 (as amended or supplemented, the “Registration Statement”) relating to the exchange of: (i) $600,000,000 aggregate principal amount of its 7.625% Senior Notes due 2017 (the “2017 Exchange Notes”), which will be registered under the Securities Act of 1933, as amended (the “Securities Act”), for an equal principal amount of its outstanding unregistered 7.625% Senior Notes due 2017 (the “Original 2017 Notes”); and (ii) $500,000,000 aggregate principal amount of its 7.875% Senior Notes due 2020 (the “2020 Exchange Notes”), which will be registered under the Securities Act, for an equal principal amount of its outstanding unregistered 7.875% Senior Notes due 2020 (the “Original 2020 Notes”). The Original 2017 Notes and the Original 2020 Notes are sometimes referred to herein collectively as the “Original Notes”. The 2017 Exchange Notes and the 2020 Exchange Notes are sometimes referred to collectively herein as the “Exchange Notes”.
     The Original Notes were issued, and the Exchange Notes will be issued, pursuant to the terms and conditions of, and in the form set forth in, the indenture dated as of July 16, 2010 (the “Indenture”) by and among the Company, the Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”), and the guarantors party thereto listed on Schedule A hereto (the “Subsidiary Guarantors”). The Exchange Notes will be guaranteed by the Subsidiary Guarantors in accordance with the terms of the Indenture (the “Guarantees”).
     In connection with this opinion, we have examined originals or copies of such documents, corporate records, instruments, certificates of public officials and of the Company and the Subsidiary Guarantors, made such inquiries of officials of the Company, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.
     In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by entities other than the Company or the Subsidiary Guarantors, we have assumed that each other entity has the power and authority to execute and deliver, and to perform and observe the provisions of such documents, the due authorization by each such entity of all requisite action, the due execution and delivery of such documents by each such entity, and that such documents constitute the legal, valid and binding obligations of such party.

     With respect to the opinion set forth in paragraph (1) below, we have assumed (i) that the Original Notes will be validly tendered to an exchange agent duly authorized by the Company pursuant to the terms of the Registration Rights Agreement, dated as of July 16, 2010, by and among the Company, the Guarantors party thereto and Banc of America Securities LLC, Goldman, Sachs and Co., J.P. Morgan Securities Inc., and Wells Fargo Securities, LLC, as representatives of the several Initial Purchasers (as defined therein), in an exchange offer for the Exchange Notes pursuant to the Registration Statement, which shall have been declared by the Commission to be effective under the Securities Act, (ii) that the Indenture has been duly authenticated by the Trustee and will be duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) that the Exchange Notes will be duly executed and authenticated pursuant to the terms and conditions of, and in the form set forth in, the Indenture, and will be duly delivered to the holders thereof in exchange for the Original Notes.
     For purposes of our opinion set forth in paragraph (2) below that the Guarantees of the Exchange Notes will be valid, binding and enforceable obligations of the Subsidiary Guarantors, we have, without conducting any research or investigation with respect thereto, relied on the opinions of the following special counsel to the Company to the effect that the Guarantees have been duly authorized: (i) Moss & Barnett, P.A., with respect to such of the Subsidiary Guarantors as are organized under the laws of Minnesota; (ii) Baxter & Jewell, P.A., with respect to such of the Subsidiary Guarantors as are organized under the laws of Arkansas; and (iii) Quarles & Brady, LLP, with respect to such of the Subsidiary Guarantors as are organized under the laws of Arizona, Michigan, Nevada, Oklahoma, Pennsylvania, Tennessee, Texas or Wisconsin. We are not licensed to practice in Arizona, Arkansas, Michigan, Minnesota, Nevada, Oklahoma, Pennsylvania, Tennessee, Texas or Wisconsin, and we have made no investigation of, and do not express or imply an opinion on, the laws of such states.
     In addition, to the extent otherwise applicable to the opinions set forth herein, we have relied upon certificates of officers and other representatives of the Company and the Subsidiary Guarantors. We have made no independent investigation as to whether the foregoing certificates are accurate or complete, but nothing has come to our attention that has caused us to believe that such certificates are inaccurate or incomplete in any material respect.
     The opinions hereinafter expressed are subject to the following qualifications and exceptions:
     (i) We express no opinion as to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination (without limiting the generality of the foregoing qualification, we advise you that, if the Exchange Notes and the Guarantees have not been entered into by the Company for fair or reasonably equivalent consideration, and the Company is, or by issuing the Exchange Notes and the Guarantees may become, insolvent, or will be rendered insolvent by the transactions contemplated by the Exchange Notes or the Guarantees, or, after giving effect to such transactions, will be left with unreasonably small capital with which to engage in its anticipated business, or will have intended to incur, or will have believed it has incurred, debts beyond its ability to pay as such debts mature, then the Exchange Notes or the Guarantees may be voidable by creditors of the Company or by a trustee or receiver of the Company in bankruptcy or similar proceedings pursuant to bankruptcy, fraudulent conveyance or similar laws);
     (ii) We express no opinion as to limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Exchange Notes or the Guarantees; and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;
     (iii) We express no opinion as to the enforceability of choice of law provisions contained in the Exchange Notes or the Guarantees and the enforceability of any provisions that purport to establish a particular court as the forum for adjudication of any controversy relating to the Exchange Notes or the Guarantees or which purport to cause any party to waive or alter any right to a trial by jury or which waive objections to jurisdiction; and
     (iv) We express no opinion concerning the contents of the Registration Statement or the Prospectus, other than as to the validity of the Exchange Notes.
     Based upon and subject to the limitations and qualifications set forth herein, we are of the opinion that:
     (1) The Exchange Notes, when issued and authenticated in accordance with the terms of the Indenture, will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     (2) The Guarantees of the Exchange Notes, upon issuance of the Exchange Notes (assuming due execution and delivery), will constitute valid and binding agreements of the Subsidiary Guarantors, enforceable in accordance with their terms.
     We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than the following as in effect on the date hereof: (i) the substantive laws (excluding its applicable choice of law rules) of the States of California, Georgia, Florida and New York; and (ii) the Delaware General Corporation Law and the Delaware Limited Liability Company Act. None of the opinions or other advice contained in this letter considers or covers any federal, state or foreign securities (or “blue sky”) laws or regulations. The Exchange Notes may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date of this opinion, which laws are subject to change with possible retroactive effect.
     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,

/s/  Nelson Mullins Riley & Scarborough LLP

Schedule A
Subsidiary Guarantors

Jurisdiction of
Entity Name	Entity Type	Organization
AdminiSource Communications, Inc.	Corporation	Texas
Advanced Financial Solutions, Inc.	Corporation	Oklahoma
Analytic Research Technologies, Inc.	Corporation	Minnesota
Asset Exchange, Inc.	Corporation	Delaware
ATM Management Services, Inc. (f.k.a. ACI-Canada, Inc.)	Corporation	Minnesota
Aurum Technology, LLC	Limited Liability Company	Delaware
BenSoft, Incorporated	Corporation	California
Card Brazil Holdings, Inc.	Corporation	Georgia
Certegy Check Services, Inc.	Corporation	Delaware
Certegy Payment Recovery Services, Inc.	Corporation	Georgia
ChexSystems Collection Agency, Inc. (f.k.a. Chex Systems, Inc.)	Corporation	Minnesota
Chex Systems, Inc. (f.k.a. Chex Newco Corporation)	Corporation	Minnesota
ClearCommerce Corporation	Corporation	Delaware
Delmarva Bank Data Processing Center, LLC	Limited Liability Company	Delaware
Deposit Payment Protection Services, Inc. (f.k.a. Deluxe Payment Protection Systems, Inc.)	Corporation	Delaware
EFD Asia, Inc. (f.k.a. eFunds Overseas, Inc.)	Corporation	Minnesota
eFunds Corporation (DE)	Corporation	Delaware
eFunds Global Holdings Corporation	Corporation	Minnesota
eFunds IT Solutions Group, Inc.	Corporation	Delaware
Endpoint Exchange LLC	Limited Liability Company	Oklahoma
Fidelity Information Services International Holdings, Inc.	Corporation	Delaware
Fidelity Information Services International, Ltd.	Corporation	Delaware
Fidelity Information Services, Inc.	Corporation	Arkansas
Fidelity International Resource Management, Inc.	Corporation	Delaware
Fidelity National Asia Pacific Holdings, LLC	Limited Liability Company	Georgia
Fidelity National Card Services, Inc.	Corporation	Florida
Fidelity National E-Banking Services, Inc.	Corporation	Georgia
Fidelity National First Bankcard Systems, Inc.	Corporation	Georgia
Fidelity National Global Card Services, Inc. (f.k.a. Certegy Global Card Services, Inc.)	Corporation	Florida

Jurisdiction of
Entity Name	Entity Type	Organization
Fidelity National Information Services, LLC	Limited Liability Company	Delaware
Fidelity National Information Solutions, Inc.	Corporation	Delaware
Fidelity National Payment Services, Inc. (f.k.a. Certegy Payment Services, Inc.)	Corporation	Delaware
Fidelity National Transaction Services, Inc. (f.k.a. Certegy Transaction Services, Inc.)	Corporation	Georgia
Fidelity Outsourcing Services, Inc.	Corporation	Delaware
FIS Capital Leasing, Inc. (f.k.a. FNF Capital Leasing, Inc.)	Corporation	Delaware
FIS Capital, LLC (f.k.a. Fidelity National Capital, LLC)	Limited Liability Company	California
FIS Core Processing Services, LLC	Limited Liability Company	Delaware
FIS Item Processing Services, LLC	Limited Liability Company	Delaware
FIS Management Services, LLC	Limited Liability Company	Delaware
FIS Output Solutions, LLC	Limited Liability Company	Georgia
GHR Systems, Inc.	Corporation	Pennsylvania
InterCept, Inc.	Corporation	Georgia
Kirchman Company LLC	Limited Liability Company	Delaware
Kirchman Corporation	Corporation	Wisconsin
Link2Gov Corp.	Corporation	Tennessee
MBI Benefits, Inc.	Corporation	Michigan
Metavante Acquisition Company II LLC	Limited Liability Company	Delaware
Metavante Corporation	Corporation	Wisconsin
Metavante Holdings, LLC (f.k.a. Cars Holdings, LLC)	Limited Liability Company	Delaware
Metavante Operations Resources Corporation	Corporation	Delaware
Metavante Payment Services AZ Corporation	Corporation	Arizona
Metavante Payment Services, LLC	Limited Liability Company	Delaware
Never Compromise, LLC	Limited Liability Company	Delaware
NYCE Payments Network, LLC	Limited Liability Company	Delaware
Payment South America Holdings, Inc.	Corporation	Georgia
Penley, Inc.	Corporation	Georgia
Prime Associates, Inc.	Corporation	Delaware
Sanchez Computer Associates, LLC	Limited Liability Company	Delaware
Sanchez Software, Ltd.	Corporation	Delaware
Second Foundation, Inc.	Corporation	California
TREEV LLC	Limited Liability Company	Nevada
Valutec Card Solutions, LLC	Limited Liability Company	Delaware
VECTORsgi, Inc.	Corporation	Delaware
Vicor, Inc.	Corporation	Nevada
WCS Administrative Services, Inc.	Corporation	Florida
WildCard Systems, Inc.	Corporation	Florida